Exhibit 99.1

Investor Relations

eOn Communications Corporation

800-955-5321

investorrelations@eoncc.com

For Release 4:30 PM ET, October 22, 2007

eOn Communications Reports Fourth Quarter and

Year End Financial Results

SAN JOSE, CA (October 22, 2007) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of telecommunications solutions, today reported fourth quarter and fiscal year 2007 results.

Net loss for the fiscal year was ($1,330,000) or ($0.10) per common share, compared to net income of $1,637,000 or $0.12 per common share for the fiscal year ended July 31, 2006. Loss from continuing operations was ($1,330,000) or ($0.10) per common share compared to income from continuing operations of $861,000 or $0.06 per common share in the fiscal year ended July 31, 2006. Net income for the fiscal year ended July 31, 2006 included $256,000 from discontinued operations, $303,000 gain on disposal of discontinued operations and an extraordinary gain of $217,000. Revenues from continuing operations were $10,662,000, a decrease of 11% compared with $12,014,000 for the previous fiscal year.

Net loss for the quarter was ($375,000) or ($0.03) per common share, compared to net income of $231,000 or $0.02 per common share in the quarter ended July 31, 2006. The fourth quarter loss for the current year includes a $194,000 loss related to our start-up IP hosting business and $76,000 for stock-based compensation expense. Revenues for the quarter were $2,897,000, an increase of 2% compared to $2,831,000 for the quarter ended July 31, 2006.

Cash and cash equivalents and short-term marketable securities decreased 15% to $5,656,000 from $6,684,000 as of July 31, 2006.

“Although we did not meet our financial objectives during the year; we have made significant strides in creating future growth opportunities for the Company, particularly in China.” stated David Lee, eOn’s chairman and chief executive officer. “Our China operations were profitable for the last six months, and our recent investments in Symbio are expected to lead to new contact center revenues.”

Conference Call

The Company will host a conference call at 4:45 p.m. ET, October 22, 2007, to discuss fourth quarter and fiscal year results. To hear the call, dial 888-215-6881 or visit our investor relations website at investor.eoncc.com. A replay of the call will be posted to our investor relations website shortly following the call.

About eOn Communications™

eOn Communications Corporation™ is a global provider of innovative communications solutions. Backed by over 20 years of telecommunications engineering expertise, our solutions enable our customers to easily leverage advanced technologies in order to communicate more effectively. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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eON COMMUNICATIONS CORPORATION

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share data)

Unaudited

	For the Years Ended July 31,
	2007	2006

REVENUE
Third party revenue	$10,076	$12,014
Related party revenue	586	—

Net revenue	10,662	12,014

COST OF REVENUE
Third party cost of revenue	4,126	3,967
Related party cost of revenue	489	—

Cost of revenue	4,615	3,967

Gross profit	6,047	8,047

OPERATING EXPENSE
Selling, general and administrative	4,766	4,747
Research and development	2,872	2,565
Other expense,net	11	60

Total operating expense	7,649	7,372

(Loss) income from continuing operations	(1,602)	675
Interest income	272	186

(Loss) income from continuing operations before income taxes	(1,330)	861
Income tax expense	—	—

(Loss) income from continuing operations after income taxes	(1,330)	861

DISCONTINUED OPERATIONS
Income from discontinued operations, net of tax and minority interest of $289 and $208, respectively	—	256
Gain on disposal of discontinued operations, net of tax of $20	—	303

Income from discontinued operations	—	559

(Loss) income before extraordinary item	(1,330)	1,420

EXTRAORDINARY ITEM
Extraordinary gain, net of income taxes of $0	—	217

Net (loss) income	$(1,330)	$1,637

Weighted average shares outstanding
Basic	13,558	13,339
Diluted	13,558	13,426

Basic (loss) income per share:
From continuing operations after income taxes	$(0.10)	$0.06
From discontinued operations, net of tax and minority interest	—	0.04
From extraordinary gain, net of income taxes	—	0.02

Basic (loss) income per share	$(0.10)	$0.12

Diluted (loss) income per share:
From continuing operations after income taxes	$(0.10)	$0.06
From discontinued operations, net of tax and minority interest	—	0.04
From extraordinary gain, net of income taxes	—	0.02

Diluted (loss) income per share	$(0.10)	$0.12

eOn Communications Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

	As of July 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$2,256	$934
Marketable securities	3,400	5,750
Trade accounts receivable, net of allowance of $694 and $372, respectively	1,831	1,639
Trade accounts receivable—related party	117	27
Proceeds receivable from sale of discontinued operations	—	89
Inventories	2,382	2,167
Prepaid and other current assets	153	289

Total current assets	10,139	10,895
Property and equipment, net	433	338
Long-term receivable, net of allowance of $232	—	153
Intangibles, net	334	—
Goodwill	—	418
Investments	300	301

Total assets	$11,206	$12,105

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$433	$453
Trade accounts payable—related party	337	72
Deferred acquisition payment	—	397
Accrued expenses and other	1,220	1,376

Total current liabilities	1,990	2,298

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Common stock, $0.001 par value (50,000,000 shares authorized, 14,247,029 and 14,128,922 shares issued, respectively)	14	14
Additional paid-in capital	55,769	55,030
Treasury stock, at cost (676,900 shares)	(1,502)	(1,502)
Accumulated deficit	(45,065)	(43,735)

Total stockholders’ equity	9,216	9,807

Total liabilities and stockholders’ equity	$11,206	$12,105

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